Exhibit 10.4

SENIOR ADVISOR AGREEMENT

This SENIOR ADVISOR AGREEMENT (the “Agreement”), is made as of April 28, 2020 (the “Effective Date”) between Radius Health, Inc. (the “Company”), and Jesper Høiland, MSc (the “Senior Advisor”).

WHEREAS, the Senior Advisor has been employed by the Company as its President and Chief Executive Officer pursuant to the terms of the Employment Agreement between the Company and the Senior Advisor entered into in May 2017 (the “Employment Agreement”);

WHEREAS the Senior Advisor has informed the Company of his desire to resign his employment with the Company;

WHEREAS, the Company has accepted the Senior Advisor’s resignation of his employment with the Company, effective April 28, 2020 (the “Termination Date”);

WHEREAS, the ending of the Senior Advisor’s employment is a termination without Good Reason (as defined in the Employment Agreement) under Section 6.1 of the Employment Agreement and the Senior Advisor is not entitled to any severance pay or benefits under Section 6.2 of the Employment Agreement or otherwise; and

WHEREAS, the Company desires to retain the services of the Senior Advisor as an independent contractor commencing on the Effective Date to provide outside, professional services in the area of his professional expertise, and the Senior Advisor wishes to furnish such services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Transition from Employment.

1.1    Resignations. The Senior Advisor’s employment with the Company shall end on the Termination Date. Any requirement of the Senior Advisor to provide a written notice of termination to the Company pursuant to Section 6.5 of the Employment Agreement shall be considered to be satisfied by this Agreement. Effective upon the Termination Date, the Senior Advisor by this Agreement hereby resigns, and shall be deemed to have resigned, from all positions that he held as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates. The Senior Advisor acknowledges that as of the date he signs this Agreement, he has been paid for all salary and wages then owed to him by the Company.

1.2    Accrued Amounts. In accordance with Section 6.1(a) of the Employment Agreement, the Company shall pay the Senior Advisor the Accrued Amounts, as defined in the Employment Agreement and restated here: (i) any accrued but unpaid Base Salary (as defined in the Employment Agreement) and accrued but unused vacation; (ii) reimbursement for unreimbursed business expenses properly incurred by the Senior Advisor, which shall be subject to and paid in accordance with the Company’s expense reimbursements policy; and (iii) such employee benefits (including equity compensation), if any, as to which the Senior Advisor may be entitled under the Company’s employee benefit plans as of the Termination Date.

1.3    Continuing Obligations. The Senior Advisor acknowledges and agrees that Sections 7 (Cooperation), 8 (Confidential Information), 9 (Restrictive Covenants), 10 (Non-disparagement), 11 (Acknowledgement), 12 (Remedies) and 13 (Proprietary Rights) of the Employment Agreement shall continue in full force and effect in accordance with their terms (together with any other confidentiality, invention assignment or restrictive covenant obligations that the Senior Advisor has to the Company, the “Continuing Obligations”).

2.    Services. During the Advisory Period (as defined below), the Senior Advisor agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company (the “Advisory Services”); provided that the Company does not anticipate requiring the Senior Advisor to perform more than five (5) hours of Advisory Services per week. The Senior Advisor agrees to make himself available to render the Advisory Services at such times and locations as may be requested by the Company, provided that the Company shall not use this provision to unreasonably interfere with any subsequent full-time employment of the Senior Advisor.

3.    Term. Provided the Senior Advisor enters into and complies with this Agreement, including the Continuing Obligations, the Senior Advisor’s services to the Company hereunder shall commence on the date hereof and shall continue until October 28, 2020 (such period, the “Advisory Period”).

4.	Compensation.

4.1	Advisory Fees.

(a)    Phase One of the Advisory Period. During the first three (3) months of the Advisory Period (April 28, 2020 through July 28, 2020), the Company shall pay to the Senior Advisor a total advisory fee of $20,000, to be paid in substantially equal monthly installments during the first three (3) months of the Advisory Period.

(b)    Phase Two of the Advisory Period. During the remaining three (3) months of the Advisory Period (July 29, 2020 through October 28, 2020), the Company shall pay the Senior Advisor on an hourly basis at the rate of $500 per hour, payable monthly in arrears within thirty (30) days of the Company’s receipt of a monthly invoice from the Senior Advisor of all Advisory Services performed during the previous calendar month. In no event shall the Senior Advisor perform more than five (5) hours of Advisory Services in any week without prior written approval from a duly authorized officer of the Company.

4.2    Continued Vesting; Extended Exercise Period. The Senior Advisor shall continue to vest in his equity award(s), subject to the terms of the applicable equity award agreement(s) and equity plan(s) (collectively, the “Equity Documents”) during the Advisory Period. The Senior Advisor shall cease vesting in any equity award(s) at the end of the Advisory Period. The Company shall extend the exercise period with respect to any vested stock options the Senior Advisor may have as of the last day of the Advisory Period until the earlier of (i) the original expiration date for such vested stock options as provided in the applicable Equity

Documents, or (ii) July 28, 2021, the one (1) year anniversary of the last day of the Phase One of the Advisory Period (the “Extended Exercise Period”). The Senior Advisor acknowledges that to the extent any such vested stock options are intended to be an “incentive stock option,” such options shall no longer qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended, but instead shall be taxed as a non-statutory stock option. Accordingly, the Senior Advisor will be subject to ordinary income taxes (and tax withholding) in the event that he exercises such options after the date of this Agreement. The Senior Advisor should consult with his own tax professional if he has any questions regarding the tax treatment.

4.3    Reimbursement of Expenses. The Company shall reimburse the Senior Advisor for all reasonable and necessary documented out of pocket expenses incurred or paid by the Senior Advisor in connection with, or related to, the performance of his services under this Agreement with the prior written approval of the Company.

4.4    No Benefits. The Senior Advisor shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, or medical benefits, made available to employees of the Company.

5.    Cooperation. The Senior Advisor shall use his best efforts in the performance of his obligations under this Agreement. The Senior Advisor shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.	Inventions and Confidential Information.

6.1	Inventions.

(a)    All inventions, discoveries, computer programs, data, technology, ideas, processes, designs, innovations, formulas, formulations, algorithms, methods, techniques and improvements (whether or not patentable and whether or not copyrightable) (“Inventions”) which are made, conceived, reduced to practice, created, written, designed or developed by the Senior Advisor, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Advisory Period if related to the business of the Company, (ii) during the Advisory Period in the course of rendering services to the Company or (iii) during or after the Advisory Period if resulting or derived from Confidential Information (as defined below), shall be the sole property of the Company. The Senior Advisor hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Senior Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Senior Advisor also hereby waives all claims to moral rights in any Inventions.

(b)    The Senior Advisor shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings, laboratory notebooks and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.2	Confidential Information.

(a)    The Senior Advisor acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Confidential Information. The Senior Advisor agrees that he will not, during the Advisory Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Confidential Information or Invention. For purposes of this Agreement, Confidential Information shall have the same meaning as it does in Section 8 of the Employment Agreement.

(b)    Upon termination of this Agreement or at any other time upon request by the Company, the Senior Advisor shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(c)    The Senior Advisor represents that his retention as an advisor to the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of his agreements or obligations to any other party. The Senior Advisor shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(d)    The Senior Advisor acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Senior Advisor agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

6.3    Remedies. The Senior Advisor acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Senior Advisor agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Senior Advisor and to both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages. The Senior Advisor acknowledges and agrees that his obligations to the Company pursuant to this Section 6 are supplemental to, and not in lieu of, the Continuing Obligations.

7.    Independent Contractor Status. The Senior Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Senior Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Senior Advisor shall be solely responsible for payment of all charges and taxes arising from his relationship to the Company as an independent contractor.

8.    Release of Claims. In consideration for, among other terms, the opportunity to continue a service relationship with the Company and to receive the compensation and Extended Exercise Period set forth herein, to which the Senior Advisor acknowledges he would not otherwise be entitled, the Senior Advisor voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Senior Advisor signs this Agreement, the Senior Advisor has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to the Senior Advisor’s employment by and ending of his employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the Massachusetts Fair Employment Practices Act); under any other federal or state statute; for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect the Senior Advisor’s rights under this Agreement. The Senior Advisor agrees not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, the Senior Advisor represents that he has not assigned any Claim to any third party.

9.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, however, and notwithstanding the foregoing, the Continuing Obligations, the Equity Documents (subject to the terms of this Agreement), and Sections 14 through 27 of the Employment Agreement shall remain in full force and effect in accordance with their terms.

10.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Senior Advisor.

11.    Governing Law; Interpretation. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either the Senior Advisor or the Company or the “drafter” of all or any portion of this Agreement.

12.    Jurisdiction. The Senior Advisor and the Company hereby agree that the state and federal courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, the Senior Advisor submits to the jurisdiction of such courts and acknowledges that venue in such courts is proper.

13.    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Senior Advisor are personal and shall not be assigned by him.

14.	Miscellaneous.

14.1    The Senior Advisor understands and acknowledges that he is knowingly and voluntarily entering into this Agreement. In signing this Agreement, the Senior Advisor is not relying upon any promises or representations made by anyone at or on behalf of the Company.

14.2    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.3    The provisions of this Sections 6 through 14 of this Agreement shall survive the expiration or termination of the Advisory Period and the termination of this Agreement.

14.4    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14.5    In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

RADIUS HEALTH, INC.

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	Chairman of the Board of Directors

SENIOR ADVISOR

/s/ Jesper Høiland
Jesper Høiland, MSc